                                                                  EXHIBIT 10.44


                              EMPLOYMENT AGREEMENT

         AGREEMENT, made as of this 1st day of July, 2004, by and between KEY COMPONENTS, INC., a New York corporation (the "Company"), having its executive offices and principal place of business in Tarrytown, New York, and ALBERT WEGGEMAN the undersigned individual ("Executive").

                  WHEREAS, the Company and Executive have previously entered into an Employment Agreement dated as of March 9, 2001 (the "Existing Agreement"); and


                  WHEREAS, the Company and Executive now desire to amend and restate in its entirety the terms of the Existing Agreement, all as hereinafter provided;


                  NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:


         Employment. The Company hereby agrees to employ Executive in the position of Chief Operating Officer, subject to the terms and conditions hereinafter set forth and Executive hereby accepts such employment. Executive shall have those responsibilities, duties, and authorities consistent with his status as the most senior executive officer of the Company. Executive shall report to the President of the Company or as otherwise indicated by the Board of Directors (the "Executive Supervisor"), and shall serve in such other senior executive officer capacities with the Company or its affiliates, without additional compensation, as may be assigned by the Executive Supervisor from time to time. During the Employment Term (as defined herein), Executive shall faithfully, honestly, and diligently serve the Company, shall use his best efforts to promote the interests of the Company, and shall devote substantially all of his business time, attention, skill, and efforts to the performance of his duties hereunder.

         Employment Term. Executive's employment with the Company shall be for a term commencing on the date hereof and ending on December 31, 2006 (the "Employment Term"), unless sooner terminated pursuant to the provisions of
Section 4 hereof.

         Compensation and Benefits.

         Base Salary. The base salary ("Base Salary") of Executive for employment hereunder shall be $229,500 per calendar year. Executive's Base Salary shall be increased annually during the Employment Term at such time(s) that the Company historically has increase salaries of its senior executives, but in no event later than December 31 of any calendar year (each, an "Increase Date"), which increase shall be equal to the percentage increase of the Consumer Price Index (the "CPI") over the year preceding the Increase Date calculated by comparing the CPI for the month of December immediately preceding the Increase Date in question to the CPI for the prior December. As used in this Agreement the term "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers (1982-84 = 100) specified for "All Items" issued by the Bureau of Labor Statistics of the U.S. Department of Labor or the successor thereto. The Base Salary shall be payable in installments consistent with the Company's payroll practices then in effect. In addition, in the sole discretion of the Company, Executive shall be eligible for a merit increase in the Base Salary.

         Incentive Compensation. During the Employment Term, Executive shall be eligible to receive a fiscal year-end discretionary performance bonus. If granted, such bonus shall be paid within thirty (30) days after the annual audited financial statements of the Company are delivered to the Company by the Company's accountants. One-half of such bonus shall be based on Executive's achievement of yearly individual performance goals and one-half shall be based on the Company's achievement of yearly Company performance goals in each case to be jointly established by the Company and Executive. In addition, any such bonus received shall be pro rated in respect of any partial year during the Employment Term.


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         Vacation. Executive will be entitled to receive a total of twenty (20)
days of paid vacation per calendar year, which shall accrue monthly on a ratable basis, provided, however, that Executive shall not be entitled to carry forward unused vacation days from year to year or to be compensated for any unused vacation days upon termination of this Agreement.

         Benefits. During the Employment Term, the Company shall allow Executive to participate, to the extent Executive is eligible, in the benefit plans and programs, including medical plans, generally provided to employees of the same level and responsibility as Executive. Nothing in this Agreement shall preclude the Company from terminating or amending from time to time any employee benefit plan or program.

         Travel and Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of Executive's duties under this Agreement in accordance with the policies and procedures established by the Company from time to time for senior executives of the Company.

         No Other Compensation or Benefits; Payment. The compensation and benefits specified in Sections 3 and 5 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

         Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, Executive's compensation and benefits shall cease on the date of such event, except as otherwise provided herein or in any applicable employee benefit plan or program.

         Acceleration of Service Options. Notwithstanding anything to the contrary contained in the Company's Stock Incentive Plan, effective as of September 20, 2000 (the "2000 Plan") or any option agreement entered into between the Company and Executive pursuant to the 2000 Plan (the "2000 Option Agreement"), Executive shall be entitled to exercise the Service Options (as defined in the 2000 Option Agreement) granted to Executive pursuant to the 2000 Option Agreement immediately (i) upon termination for Good Reason (as hereinafter defined) or (ii) upon termination by the Company without Cause (as hereinafter defined).

         Termination. Executive's employment with the Company and the Employment Term shall terminate prior to December 31, 2006:

         on the date of Executive's death, retirement, or voluntary termination. Voluntary termination shall not include any termination of Executive's employment within three (3) months following an event triggering a termination for Good Reason. For purposes of this Agreement, "Good Reason" shall mean: (i) a reduction in Executive's salary or a material reduction in benefits relative to the other senior executives of KCI which is not agreed to by Executive; (ii) a change in Executive's position over Executive's objection; (iii) a material reduction or increase in Executive's responsibilities over Executive's objection; or (iv) relocation of Executive's principal office more than twenty-five (25) miles from its current location. Good Reason shall not exist unless Executive has given the Company written notice thereof, which notice specifies the alleged grounds for termination for Good Reason, and the Company has failed to cure such alleged ground for termination for Good Reason within twenty (20) days after the receipt of notice thereof;

         upon written notice by the Company to Executive of a termination for Disability. For purposes of this Agreement, "Disability" shall mean Executive's failure to perform the material duties of his position by reason of mental or physical illness or incapacity for either (i) ninety (90) days within any six-month period, or (ii) sixty (60) consecutive days, and within thirty (30) days after written notice of termination is given, Executive shall not have returned to the performance of Executive's duties hereunder on a full-time basis; provided, however, that no such termination shall be effective until such time as Executive is entitled to full benefits under the disability insurance policies maintained by the Company; or
         upon written notice by the Company to Executive of a termination with or without Cause on the date indicated in such notice. For purposes of this Agreement, "Cause" shall mean: (i) Executive's conviction of or pleading nolo contendere to a felony or a crime involving moral turpitude; (ii) Executive's willful misconduct or gross negligence with regard to the Company or its affiliates or their business, assets or employees (including but not limited to Executive's fraud, embezzlement, or other act of dishonesty with regard to the Company (excluding good faith expense account disputes)); (iii) Executive's refusal to promptly follow any lawful direction of the Executive Supervisor which is consistent with his position as President and Chief Executive Officer or Executive's willful and persistent failure to attempt to perform his duties hereunder; (iv) Executive's breach of any fiduciary duty owed to the Company or its affiliates or material breach of the provisions of Sections 6 and 7 hereof;
(v) use by Executive of alcohol or other chemical substance in a manner which adversely impairs Executive's ability to perform his duties hereunder; or (vi) any other material breach by Executive of this Agreement that remains uncured within a reasonable time, which in no event will be longer than twenty (20) days after written notice thereof is given to Executive.

         Consequences of Termination of Employment.

         Accrued Benefits. Upon the termination of Executive's employment, or upon expiration of the Employment Term, the Company shall pay and provide Executive (or, if applicable, his surviving spouse or, if none, his estate) the following amounts and benefits: (i) any unpaid Base Salary and, to the extent earned, incentive compensation to the date of termination; (ii) reimbursement for any expenses incurred in connection with the business of the Company prior to his date of termination to which he would be otherwise entitled; and (iii) any benefits, fringes, or payments, if any, due under any benefit, fringe benefit, or incentive plan or arrangement in accordance with the terms of said plan or arrangement for the period prior to such termination (the payments referred to in Section 5(a)(i), (ii) and (iii) hereof are collectively referred to herein as the "Accrued Benefits").

         Severance. If Executive's employment is terminated by the Company without Cause pursuant to Section 4(c) above or by Executive for Good Reason, in addition to the Accrued Benefits, the Company shall, subject to Executive's execution of a general release of all employment related claims and rights that Executive may have against the Company and its related entities and their respective officers, directors, and employees, including but not limited to all claims and rights relating to Executive's employment and/or termination, in a form acceptable to the Company, continue to pay Executive (or, if applicable, his surviving spouse or, if none, his estate) for a period of twenty-four (24) months, (x) his then current Base Salary in installments consistent with the Company's normal payroll practices and (y) continue Executive's group health and dental insurance benefits (collectively, the "Severance"), provided that the Severance payments shall be offset by any amounts earned by Executive or health insurance benefits offered, through other employment, consulting position or unemployment benefit (but excluding the payment of any Sale Bonus, as contemplated by the Sale Bonus Agreement, between the Company and Executive, dated July 1st, 2004). Thereafter, Executive may be eligible for health and dental insurance benefit continuation in accordance with the Consolidated Omnibus Budget Reconciliation Act (COBRA) at his expense. The Severance is expressly understood and agreed not to be salary or payroll compensation to an employee, but rather, severance to a former employee. Executive shall have no obligation to mitigate with regard to the Severance, but Executive shall notify the Company in writing of any unemployment benefits or employment or consulting activities he is engaged in, keep the Company informed of whether it is on a full or part-time basis, and provide the Company with such other details as it shall reasonably request unless Employee is subject to any confidentiality restrictions which would prevent his disclosure of such information.

         Exclusive Employment; Noncompetition.

         No Conflict; No Other Employment. During the period of Executive's employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive's duties hereunder, nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Company; or (ii) accept any other full-time or substantially full-time employment, whether as an executive or consultant or in any other capacity, and whether or not compensated therefor.

         No Competition. Without limiting the generality of the provisions of Sections 6 or 7 of this Agreement, during the period of Executive's employment with the Company and for (i) a period of one (1) year following the termination of such employment other than a termination by the Company without Cause or by Executive for Good Reason or (ii) if Executive's employment hereunder is terminated by the Company under Section 4(c) or by Executive for Good Reason, then for the period the Company continues to pay to Executive amounts as Severance pursuant to Section 5(b), Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in, or otherwise be connected or associated with, in any manner, including as an officer, director, employee, partner, stockholder, joint venturer, lender, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business located in the United States or in any other location where the Company operates or sells its products or services.

         As used in this Agreement, the term "Competing Business" shall mean any business or venture which engages in any business area or sells or provides products or services that compete or overlap with any business area in which the Company engages in or contemplates engaging in, or the products or services as sold or provided, or as contemplated to be sold or provided, by the Company; provided, however, that such product or service must be either under development or under active consideration for development within 6 months prior to the date of termination and in either event the Executive has been involved in such development or consideration.

         For purposes of this Section 6, the term "invest" shall not preclude an investment in not more than five percent (5%) of the outstanding capital stock of a corporation whose capital stock is listed on a national securities exchange or included in the NASDAQ Stock Market, so long as Executive does not have the power to control or direct the management of, or is not otherwise associated with, such corporation.

         No Solicitation of Employment. During the Employment Term and for a period of one (1) year thereafter, Executive shall not in any manner directly or indirectly, solicit or encourage any employee of the Company to leave the employ, or cease his or her relationship with, the Company for any reason, nor employ such an employee in a Competing Business or any other business.

         Company Customers. During the Employment Term and for a period of one
(1) year thereafter, Executive shall not in any manner, directly or indirectly, initiate contact with or solicit to do business with any "customers" (as defined below) of the Company for the purpose of selling or providing any product or service then sold or provided by the Company to such customers or proposed to be sold or provided to such customers during Executive's employment with the Company or at the time of termination of Executive's employment hereunder.

         For the purposes of the provisions of this Section 6, "customer" shall include any entity that purchased any product or service from the Company during the Employment Term. The term "customer" also includes any former customer or potential customer of the Company which the Company has solicited during the Employment Term, for the purpose of selling or providing any product or service then sold or provided, or then contemplated to be sold or provided, by the Company.

         Modification of Covenants. The restrictions against competition set forth in this Section 6 are considered by the parties to be reasonable for the purposes of protecting the business of the Company. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

         Confidential Information.

         Existence of Confidential Information. The Company owns and has developed and compiled, and will develop and compile, certain proprietary technology, know-how and confidential information which have great value to its business (collectively, "Confidential Information"). Confidential Information includes not only confidential information disclosed by the Company to Executive, but also confidential information developed or learned by Executive during the course or as a result of Executive's employment with the Company, which information shall be the property of the Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging by reason of the fact that it is confidential, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labeled as Confidential Information by the Company. By way of example and without limitation, Confidential Information includes any and all information developed, obtained, licensed by or to, or owned by the Company concerning trade secrets, techniques, know-how (including research data, designs, plans, procedures, merchandising, marketing, distribution, and warehousing know-how, processes, and research records), software, computer programs, and any other intellectual property created, used or sold (through a license or otherwise) by the Company, product know-how and processes, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements, and other forms of documents, price and cost information, merchandising opportunities, expansion plans, budgets, projections, customer, supplier, licensee, licensor and subcontractor identities, characteristics, agreements and operating procedures, and salary, staffing, and employment information, as long as such information is in fact confidential. Confidential Information does not include information that (i) is in the public domain at the time it is disclosed to Executive or enters in the public domain other than through an infringement of the rights of the Company; (ii) is known to Executive, without restriction, at the time of disclosure; or (iii) is independently developed by Executive after termination of Executive's employment without any use of the Confidential Information of the Company.

         Protection of Confidential Information. Executive acknowledges and agrees that in the performance of Executive's duties hereunder, Executive will develop and acquire, and the Company will disclose to and entrust Executive with, Confidential Information which is the exclusive property of the Company and which Executive may possess or use only in the performance of duties for the Company. Executive also acknowledges that Executive is aware that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Company's interests, an invasion of privacy, and an improper disclosure of trade secrets. Unless otherwise compelled by legal or governmental process, Executive shall not, directly or indirectly, use, make available, sell, disclose, or otherwise communicate to any corporation, partnership, individual, or other third party, other than in the course of Executive's assigned duties and for the benefit of the Company, any Confidential Information, either during the Employment Term or thereafter. In the event Executive desires to publish the results of Executive's work for or experiences with the Company through literature, interviews or speeches, Executive will submit requests for such interviews, literature or speeches to the Company's Board of Directors at least fourteen (14) days before any anticipated dissemination of such information for a determination of whether such disclosure is in the best interests of the Company, including whether such disclosure may impair trade secret status or constitute an invasion of privacy. Executive agrees not to publish, disclose or otherwise disseminate such information without the prior written approval of the Company's Board of Directors, which approval shall not be unreasonably withheld.

         Delivery of Records, Etc. In the event Executive's employment with the Company ceases for any reason, Executive will not remove from the Company's premises without its prior written consent any records, notes, notebooks, files, drawings, documents, equipment, materials, and writings received from, created for or belonging to the Company, including those which relate to or contain Confidential Information, or any copies thereof. Upon request or when employment with the Company terminates, Executive will immediately deliver to the Company any of the same still in his custody or control.

         Assignment and Transfer.

         Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to (i) any purchaser of all or substantially all of the Company's business or assets; (ii) any successor to the Company; and/or (iii) any assignee of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require any such purchaser, successor or assignee expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such purchase, succession or assignment had taken place.

         Executive. Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer, or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

         Miscellaneous

         Other Obligations. Executive represents and warrants that he is not a party to any other employment agreement and that neither Executive's employment with the Company nor Executive's performance of Executive's obligations hereunder will conflict with or violate or otherwise be inconsistent with any other agreements to which Executive is or has been a party or with any other obligations, legal or otherwise, which Executive may have.

         Nondisclosure; Other Employers. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information, trade secrets, or confidential business information of others. Executive represents and warrants that Executive has returned all property, proprietary information, trade secrets, and confidential business information belonging to all prior employers.

         Cooperation. For two (2) months following termination of Executive's employment with the Company, Executive shall provide reasonable cooperation to the Company, as requested by the Company and at the Company's expense, at a time which is mutually satisfactory, to effect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

         Protection of Reputation. During the Employment Term and thereafter Executive agrees that he will make no statements which are intended, or could reasonably be expected, to harm the Company's business reputation or which could reasonably be expected to lead to unwanted or unfavorable publicity to the Company. During the Employment Term and thereafter the Company agrees that it will make no statements which are intended, or could reasonably be expected, to harm the Executive's reputation or which could reasonably be expected to lead to unwanted or unfavorable publicity to Executive. Nothing herein contained shall prohibit the Company or Executive from enforcing its or his rights under this Agreement.

         Governing Law. This Agreement, including the validity, interpretation, construction and performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state without regard to such state's conflicts of law principles. All actions and proceedings relating directly or indirectly to this Agreement shall be litigated in any state court or federal court located in New York, New York. The parties hereto expressly consent to the jurisdiction of any such court and to venue therein and consent to the services of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to Executive at the address as provided in Section 9(m) hereof and to the Company's designated agent for service of process (which initially shall be which agent may be changed by the Company upon thirty (30) days' prior written notice to Executive). Each party hereby waives trial by jury in connection with the trial of any action or dispute in connection with this Agreement or any matter involving Executive's employment or termination thereof. Promptly following the date hereof, the Company shall reimburse Executive for his legal fees and expenses associated with the negotiation and preparation of this Agreement and other related documentation.

         Entire Agreement. This Agreement, the Sale Bonus Agreement, the shareholders agreement, any option or other equity type agreements and/or an indemnity agreement contain the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments, and practices between them respecting the subject matter hereof, including all prior employment agreements, if any, between the Company and Executive, which agreement(s) hereby are terminated and shall be of no further force or effect.

         Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

         Severability. If any term, provision, covenant or condition of this Agreement or part thereof, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant, or condition shall remain in full force and effect, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful. In this regard, Executive acknowledges that the provisions of Sections 6 and 7 of this Agreement are reasonable and necessary for the protection of the Company.

         Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. The use herein of the word "including," when following any general provision, sentence, clause, statement, term or matter, shall be deemed to mean "including but not limited to." As used herein, "Company" shall mean the Company and its subsidiaries and any purchaser of, successor to or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the Company's business or assets which is obligated to perform this Agreement by operation of law, agreement pursuant to Section 8 hereof, or otherwise. As used herein, the words "day" or "days" shall mean a calendar day or days. Should any provision of this Agreement require interpretation or construction, Executive and the Company agree that the presumption providing that a document or agreement is to be interpreted or construed more strictly against the party who or which prepared such document or agreement shall not apply, it being agreed that both Executive and the Company have availed themselves of the opportunity to participate in the preparation of all provisions of this Agreement.

         Knowing and Voluntary. Executive acknowledges that he has carefully read this Agreement in its entirety, understands its terms, was advised to consult and has had an opportunity to consult with independent legal counsel about this Agreement, and is signing it knowingly and voluntarily.

         Nonwaiver. No failure or delay by either party in exercising any right, option, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, option, power or privilege. Neither any course of dealing nor any failure, delay, or neglect of either party hereto in any instance to exercise any right, option, power, or privilege hereunder or under law shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, option, power, or privilege. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

         Remedies for Breach. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Employment Term of a special, unique, unusual, extraordinary, and intellectual character, thereby giving this Agreement peculiar value, and, in the event of a breach or threatened breach of any covenant of Executive in Section 6, 7 and 9(d) hereof, the injury or imminent injury to the value and goodwill of the Company's business could not be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive expressly acknowledges that the Company shall be entitled to specific performance, injunctive relief or any other equitable remedy against Executive in the event of any breach or threatened breach of any such provisions of this Agreement by Executive. Without limiting the generality of the foregoing, Notwithstanding any other provision herein contained, if Executive breaches Sections 6 or 7 of this Agreement, such breach will entitle the Company to enjoin Executive from disclosing any Confidential Information to any Competing Business, to enjoin such Competing Business from receiving Executive or using any such Confidential Information and to enjoin Executive from rendering personal services to or in connection with such Competing Business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each such party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

         Notices. Any notice, request, consent, or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, return receipt requested, to Executive's residence (as reflected in the Company's records or as otherwise designated by Executive on thirty (30) days' prior written notice to the Company) or to the Company at the Company's principal executive office (with copies to the General Counsel), as the case may be. All such notices, requests, consents, and approvals shall be effective upon being deposited in the United States mail. However, the time period in which a response thereto must be given shall commence to run from the date of receipt on the return receipt of the notice, request, consent, or approval by the addressee thereof. Rejection or other refusal to accept, or the inability to deliver because of changed address of which no notice was given as provided herein, shall be deemed to be receipt of the notice, request, consent, or approval sent.

         Assistance in Proceedings, Etc. Executive shall, without additional compensation, during the Employment Term and for two (2) months following termination thereof, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates or in which any of them is or may become a party.

         Survival. Cessation or termination of Executive's employment with the Company shall not result in termination of this Agreement. The respective obligations of Executive and rights and benefits afforded to the Company as provided in this Agreement shall survive cessation or termination of Executive's employment hereunder. This Agreement shall not terminate upon, and shall remain in full force and effect following, expiration of the Employment Term and all rights and obligations of the parties hereto as and to the extent provided herein shall survive such expiration.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date and year first written above.



                                     Albert Weggeman

                                     /s/ Al  W. Weggeman
                                     -----------------------------------------

                                     KEY COMPONENTS, INC.

                                     By: /s/ Clay B Lifflander
                                     -----------------------------------------
                                     Name: Clay B Lifflander
                                     Title: Co-Chairman